Page 2 of 6 Erroneously Awarded Compensation pursuant to this Section 3.1.3.1, the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery, and provide the applicable required documentation to Nasdaq; or 3.1.3.2. recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Code. 3.1.4 Discretion as to Method of Recovery The Committee shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from an Executive Officer in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Recoverable Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by the Company or any of its affiliates to the Executive Officer; (iv) cancelling outstanding vested or unvested equity or equity-based awards; (v) seeking recovery of any equity received in connection with the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; and/or (vi) taking any other remedial and recovery action permitted by applicable law; provided that, to the extent necessary to avoid any adverse tax consequences to the Executive Officer pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of Code) shall be made in compliance with Section 409A of the Code. 4.0 ADMINISTRATION Except with respect to the Chief Executive Officer, this Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and the Executive Officers except with respect to the Chief Executive Officer. The Committee shall have full power and authority to (i) administer and interpret this Policy, (ii) correct any defect, supply any omission, and reconcile any inconsistency in the Policy and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, administer the Policy; provided that, for the Chief Executive Officer of the Company, the Policy shall be administered solely by the Independent Members of the Board, and any reference herein to the Committee in relation to the administration of this Policy as to the Chief Executive Officer shall be a reference to the Independent Members of the Board, and all decisions of the Independent Members of the Board shall be final, conclusive and binding upon the Chief Executive Officer; provided, further, that the Committee may oversee any investigation and provide such recommendations to the Board as determined by the Board in its discretion. 5.0 AMENDMENT/TERMINATION Subject to Section 10D of the Exchange Act and the Listing Rules, this Policy may be amended or terminated by the Committee at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on Nasdaq. 6.0 INTERPRETATION Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and the Listing Rules, and the provisions of this Policy shall be interpreted in a manner that satisfies such

Page 3 of 6 requirements, and the Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid this conflict. 7.0 OTHER COMPENSATION/CLAWBACK RECOVERY RIGHTS Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies, rights, or requirements with respect to the clawback or recovery of any compensation that may be available to the Company pursuant to the terms of any other recoupment or clawback policy of the Company (or any of its affiliates) that may be in effect from time to time, any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement and any other legal remedies available to the Company, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recovered or clawed back under any other policy that would be recoverable under this Policy shall count toward any required clawback or recovery under this Policy and vice versa; provided, further, that in no event shall any such action under this Policy result in the duplication in the adjustment, recoupment or clawback of Incentive-based Compensation under any other such policy. 8.0 EXEMPT COMPENSATION Notwithstanding anything to the contrary herein, the Company has no obligation to seek recovery of amounts paid to an Executive Officer which are granted, vested or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of nonfinancial performance metrics or compensation awarded solely at the discretion of the Committee or the Board; provided that such amounts are in no way contingent on and were not in any way granted on the basis of, the achievement of any financial measure. 9.0 MISCELLANEOUS 9.1 Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Executive Officer’s compensation became effective. 9.2 This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. 9.3 All issues concerning the construction, validity, enforcement and interpretation of this Policy and all related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.